ASSET PURCHASE AGREEMENT

BY AND BETWEEN

THE JOINT CORP., as Seller

ELITE CHIRO GROUP,, as Buyer

GADI EMEIN, as Guarantor

Effective Date: November 2, 2025

Contents

1. Purchase and Sale............................................................................................................................. - 1 -

2. Assumed Liabilities; Excluded Assets............................................................................................. - 3 -

3. Purchase Price.................................................................................................................................. - 4 -

4. Payment of Purchase Price; PostClosing Reconciliation................................................................. - 5 -

5. Closing.............................................................................................................................................. - 7 -

6. Representations, Warranties and Covenants of Seller...................................................................... - 8 -

7. Representations and Warranties of Buyer….................................................................................. - 10 -

8. PreClosing Events.......................................................................................................................... - 10 -

9. Buyer Closing Conditions.............................................................................................................. - 12 -

10. Seller Closing Conditions............................................................................................................... - 12 -

11. Confidential Information; NonDisparagement; Personal Guaranty............................................... - 13 -

12. Termination.................................................................................................................................... - 14 -

13. Indemnification of Buyer............................................................................................................... - 15 -

14. Indemnification of Seller................................................................................................................ - 16 -

15. Indemnification Threshold and Cap............................................................................................... - 16 -

16. Survival.......................................................................................................................................... - 17 -

17. Notice of Indemnification Claim.................................................................................................... - 17 -

18. Resolution of Claims...................................................................................................................... - 18 -

19. Third Party Suits............................................................................................................................. - 18 -

20. Damages......................................................................................................................................... - 19 -

21. Expenses......................................................................................................................................... - 19 -

22. Schedules........................................................................................................................................ - 19 -

23. Parties’ Review............................................................................................................................... - 19 -

24. Publicity.......................................................................................................................................... - 20 -

25. Notices............................................................................................................................................ - 20 -

26. Further Assurances and Cooperation.............................................................................................. - 20 -

27. Waiver............................................................................................................................................ - 21 -

28. Entire Agreement...............…........................................................................................................ - 21 -

29. Assignment.................................................................................................................................... - 21 -

30. No ThirdParty Beneficiaries.......................................................................................................... - 21 -

31. Construction................................................................................................................................... - 22 -

32. Severability.................................................................................................................................... - 22 -

33. Counterparts................................................................................................................................... - 22 -

34. Governing Law............................................................................................................................... - 22 -

35. No MultiParty Actions................................................................................................................... - 22 -

36. Counsel........................................................................................................................................... - 23 -

37. Binding Effect................................................................................................................................ - 23 -

38. Fully Informed Parties and Capacity.............................................................................................. - 23 -

39. Specific Performance...................................................................................................................... - 23 -

EXHIBITS		SCHEDULES
Exhibit A	Franchise Agreements	Schedule A	List of Clinics
Exhibit B	Development Agreement	Schedule 1(b)(i)	Personal Property
Exhibit C	Letter of Intent	Schedule 1(b)(iv)	Telephone Numbers
Exhibit D	Leases	Schedule 1(b)(viii)	Assumed Contracts
Exhibit E	Lease Assignments	Schedule 2(b)	Excluded Assets
Exhibit F	Records Transfer Agreement	Schedule 4(b)(iii)	Security Deposits
Exhibit G	Refresh Schedule	Schedule 6(b)	Consents
Exhibit H	Bill of Sale	Schedule 6(e)	Condition of Assets/Conduct of Operations
Exhibit I	Seller’s Certificate	Schedule 6(d)	Compliance with Laws
Exhibit J	Buyer’s Certificate	Schedule 6(f)	Claims
Exhibit K-1	Management Agreement	Schedule 6(g)(i)	Employees
Exhibit K-2	PC Management Agreement	Schedule 6(g)(ii)	Organizational Chart and Business Plan
Exhibit K-3	Submanagement Agreement	Schedule 6(h)	Contracts
Exhibit L	Promissory Note and Security Agreement

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of November 2, 2025 (“Effective Date”), by and between THE JOINT CORP, a Delaware corporation doing business as The Joint Chiropractic with its principal place of business at 16767 N. Perimeter Dr., Suite 110, Scottsdale, Arizona 85260 (“Seller”), on the one hand, and on the other hand, ELITE CHIRO GROUP, a California corporation with a principal place of business at 10660 Wilshire Blvd, Unit 409, Los Angeles, CA 90024 (“Buyer”), and GADI EMEIN, an individual residing at 1237 S Holt St, Apr 203, Los Angeles, CA 90035(“Guarantor”). Seller and Buyer shall at times be collectively referred to as the “Parties.”

Background:

A.The Seller is the franchisor of The Joint Chiropractic franchise system, and owns the assets of, and contractually engages a professional chiropractic company to operate forty-five (45) The Joint Chiropractic “Clinics” listed in Schedule A attached hereto (the physical locations of the Clinics are collectively referred to herein as the “Premises”, and the Clinics are also referred to herein collectively as the “Businesses”);

B.Except for the Excluded Assets (as defined herein), Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller’s interest in the Businesses, on the terms and conditions set forth in this Agreement (the “Transaction”); and

C.The Parties acknowledge that Seller will franchise the Businesses to the Buyer pursuant to forty-five (45) The Joint Chiropractic franchise agreements entered into by the Parties through separate transactions at Closing, and copies of which will be attached hereto in Exhibit A ("Franchise Agreements"); and

D.Seller will acquire the non-exclusive development rights for ten (10) The Joint Chiropractic® clinic pursuant to a development agreement entered into by the Parties through a separate transaction at Closing as further described herein, and a copy of which will be attached hereto in Exhibit B (the "Development Agreement").

NOW, THEREFORE, in consideration of the mutual agreements, covenants and undertakings herein contained and other valuable consideration, the adequacy of which is acknowledged by all Parties, the Parties hereby agree as follows:

1.Purchase and Sale

(a)Except as provided herein, at the “Closing” (as hereinafter defined in Section 5) of the transactions contemplated hereby, Seller shall sell, assign, transfer and deliver, or cause its affiliates to assign, transfer and deliver, to Buyer, and Buyer shall purchase and accept from Seller the “Assets” (as defined below at Section 1(b)); free and clear of any and all liens, claims (including, without limitation, title claims and claims of taxing authorities), encumbrances, pledges, security interests or charges of any kind whatsoever, and shall assume the obligations only as specifically stated herein, for the purchase price set forth in Section 4 hereof.

(b)For purposes of this Agreement, “Acquired Assets” shall mean:

(i)all of Seller’s interest in equipment, machinery, tools, maintenance supplies, fixed assets, office equipment, leasehold improvements, furniture, fixtures, inventories and supplies and other similar items of tangible personal property (together the “Personal Property”) used or held for use by Seller in the Businesses, which is more particularly listed and described in Schedule 1(b)(i) attached hereto and made a part hereof;

(ii)all of Seller’s interest in any membership agreements, prepaid services packages and other agreements or arrangements Seller has made with patients of the Businesses; provided however for the avoidance of doubt, that all gross Business sales received by the Seller prior to the Closing, shall remain wholly the Seller’s gross sales;

(iii) all of Seller’s goodwill attributable to the Businesses (the Buyer specifically acknowledges that any intellectual property used for the benefit of the Businesses shall remain the sole property of Seller, and the applicable intellectual property rights necessary to operate the Businesses have been licensed to the Buyer through the Franchise Agreements);
(iv) the telephone numbers utilized by the Businesses listed in Schedule 1(b)(iv) attached hereto and made a part hereof;
(v) copies of all medical records with respect to patients of the Businesses and all documents and records in the possession of Seller pertaining to patients and employees of the Businesses, to the extent held by the Seller;
(vi) to the extent transferable, all licenses, government approvals and permits and all other approvals and permits relating to the Businesses;

(vii) all of Seller’s interests as tenant (including leasehold improvements) under its six (6) leases for the Premises, a copy of which are attached hereto as Exhibit D and made a part hereof (hereinafter, the “Leases”); such transfer completed through forty-five (45) “Lease Assignment Agreements” entered into contemporaneously with the execution of this Agreement and attached hereto as Exhibit E; and

(viii) the agreements and contracts which Buyer has expressly agreed to assume and which are listed on Schedule 1(b)(viii) (together, the “Assumed Contracts”).

(c) The Buyer agree and acknowledge a “Due Diligence Request List” was submitted through the “Letter of Intent” on or about September 11, 2025 that is attached hereto as Exhibit C, the Seller has responded to the Due Diligence Request List and provided the materials requested therein to the Buyer’s satisfaction. The Buyer further agrees and acknowledges that as of the Effective Date of this Agreement, the Buyer has no additional Due Diligence requests and waives any claims against the Seller that the Seller failed to timely or fully furnish any Due Diligence materials to the Buyer’s satisfaction.

(d) Required Approval of the Professional Corporation. The Buyer acknowledges that in accordance with California laws and regulations, the forty-five (45) California Clinics are currently operated from a clinical standpoint by FENTON CHIROPRACTIC CORPORATION OF CALIFORNIA, a California professional service corporation having its principal place of business at 11033 La Maida Street, North Hollywood, California 91601, and its owner MARK FENTON, DC (collectively, the “PC”). The Buyer agrees and acknowledges that the execution of this Agreement is conditioned upon the PC’s acceptance and acknowledgement of this Agreement. The PC, through the acknowledgement below, agrees to be bound by certain terms of this Agreement (i.e., Confidentiality and Use of Information, Public Announcements, and acting in good faith). The Buyer further agrees and acknowledges that the Buyer shall be required to provide (and disclose to Seller) its own California professional chiropractic corporation (or proof of California chiropractic licensing) prior to the Closing to ensure regulatory compliance regarding the transfer of patient records and the post-Closing clinical operation of the Clinics. The Buyer agrees and acknowledges that it shall be required to enter into the transfer of patient records agreement attached hereto as Exhibit F (the “Records Transfer Agreement”), which shall be furnished by the Seller prior to the Closing.

(e) For purposes herein, the following definitions shall apply:

(i) “Seller Parties” shall include The Joint Corp., and any and all of its past, present and future affiliates, parents, subsidiaries or related companies, divisions and partnerships, past, present and future officers, directors, shareholders, members, owners, members, predecessors, successors, assigns, heirs, beneficiaries, trustees, franchise owners, attorneys, accountants, auditors, representatives, chiropractors, related chiropractic corporations, contractors, vendors, insurance carriers, insurance brokers);

(ii) “Buyer Parties” shall include Elite Chiro Group and Gadi Emein, and any and all of his past, present and future affiliates, spouses, parents, subsidiaries or related companies, divisions and partner-ships, past, present and future officers, directors, shareholders, members, owners, members, predecessors, successors, assigns, heirs, beneficiaries, trustees, attorneys, accountants, auditors, representatives, chiropractors, related chiropractic corporations, contractors, vendors, insurance carriers, and insurance brokers;

(iii) “Financing Commitment” means proof of funds or a binding financing commitment;

(iv) “Purchase Agreement Response Deadline” means October 27, 2025;

(v) “Financing Commitment Extension” means November 8, 2025;

(vi) “LOI” means the letter of intent signed by the parties on the LOI Execution Date defined below; and

(vii) “LOI Execution Date” means September 11, 2025.

2.Assumed Liabilities; Excluded Assets

(a)Buyer shall assume and agree to pay, discharge and perform according to their terms the following liabilities and obligations of Seller (collectively, the “Assumed Liabilities”):

(i)All liabilities and obligations arising out of operation of the Businesses or the use or ownership of the Acquired Assets from and after the Closing;

(ii)All liabilities and obligations under or arising out of the Assumed Contracts and the Leases from and after the Closing; in addition, Buyer shall not assume any liabilities or obligations arising out of or in connection with Seller’s breach or alleged breach of such Assumed Contracts or Leases which occurred prior to the Closing;

(iii)All liabilities and obligations arising under any business licenses, registrations, expenses and similar obligations from and after the Closing, to the extent such liabilities and obligations relate solely to Buyer’s use or ownership of the Businesses or the Assets, except to the extent that such liabilities and obligations otherwise constitute Excluded Liabilities or Excluded Assets;

(iv)Safeguarding of all medical records (including compliance with all related privacy and HIPAA laws and regulations) and other materials delivered by the Buyer to the Seller in accordance with this Agreement; and

(v)All liabilities and obligations relating to the employment of any employees or contractors that continue from and after the Closing.

(b)Notwithstanding anything to the contrary contained in this Agreement, it is expressly acknowledged by Buyer that Seller will not convey to Buyer the following (collectively, the “Excluded Assets”): (i) any cash, cash equivalents, working capital, accounts receivable, or any Tenant Improvement Allowances (defined below) (ii) any of the proceeds of the Transaction described in this Agreement, (iii) the books and records of Seller, except that Seller shall provide copies of any separate patient listings and employee records, (iv) the items listed on the attached Schedule 2(b), (v) any other assets, properties or rights of Seller owned or used by Seller but not used in or directly related to the Businesses; (vi) six (6) clinics located at Midtown Crossing, Inglewood, West Hollywood, Santa Monica, Mission Viejo, and San Marcos in California (the aforementioned clinics are collectively referred to herein as the “Excluded Clinics”); (vii) the gross sales received by the Seller for all patient adjustment packages sold prior to the Closing Date; and (viii) any asset not specifically identified herein as an Acquired Asset.

(c)Further to the above regarding Excluded Assets, the Buyer agrees and acknowledges that as of the Closing, the Seller may hold at certain Clinics, tenant improvement allowances (“Tenant Improvement Allowances”) that the Seller shall endeavor to collect from the applicable landlords following the Closing, and that the Buyer is not entitled to collection of any of the Tenant Improvement Allowances (or allocation or credit of the Tenant Improvement Allowances for any purpose, including without limitation, the Post Closing Adjustments (as defined below)). The Buyer further agrees and acknowledges that the Seller shall, following the Closing, have the continued right to communicate with the applicable landlords regarding the administration and collection of the Tenant Improvement Allowances, and that such communications shall not constitute a breach of this Agreement, the applicable Lease Assignment Agreements, or any laws in equity or common laws. Last, the Buyer agrees and acknowledges that it shall reasonably cooperate with the Seller and the applicable landlords in the Seller’s collection of the Tenant Improvement Allowances.

3.Purchase Price

The aggregate purchase price for this acquisition to purchase the Acquired Assets to be paid by the Buyer to the Seller will be a wire transfer payment in immediately available funds of Four Million, Five Hundred Thousand and NO/100 Dollars ($4,500,000.00) (“Purchase Price”), consisting of the following:

(a)the cash consideration for the Acquired Assets in the amount of Three Million, One Hundred and Fifty-four Thousand, Five Hundred and NO/100 Dollars ($3,154,500.00) (the “Cash Consideration”); plus

(b)the pro-rated franchise fees in the amount of One Million, Three Hundred Forty-Five Thousand Five hundred and NO/100 ($1,345,500.00) which shall be remitted by the Buyer to the Seller pursuant to the Franchise Agreements and as required of the Seller to acquire franchise rights to the Clinics pursuant to the terms therein (the “Franchise Fees”); plus

(c)the development fee in the amount of Ninety Thousand and NO/Dollars ($90,000.00) which shall be remitted by the Buyer to the Seller pursuant to the Development Agreement and as required of the Seller to acquire development rights pursuant to the terms therein (the “Development Fee”).

4.Payment of Purchase Price; Post-Closing Reconciliation

(a)Payment of Purchase Price.

(i)    Downpayment and Exclusivity Conditions. Seller has the option to offer the Clinics for sale or accept another offer to purchase the Clinics after execution of this Agreement and until the Closing Date until Seller receives the Downpayment (as hereinafter defined). After Seller receives the Downpayment, Seller will not have the right to offer the Clinics for sale or accept another offer to purchase the Clinics unless Buyer does not satisfy the Financing Commitment or meet the Purchase Agreement Response Deadline.

(ii) Downpayment. Subject to Section 4(a)(i) herein, Buyer shall pay to Seller a downpayment of the Purchase Price in the amount of One Hundred Thousand and NO/100 Dollars ($100,000.00) (the “Downpayment”), and remit the balance of the Purchase Price to the Seller at Closing (the “Purchase Price Balance”). The Downpayment shall be deemed fully-earned when paid, and is not refundable.

(iii) Method of Payment. The Purchase Price shall be paid by Buyer to the Seller for the Acquired Assets subject to adjustments as set forth herein. Buyer will pay to Seller the Purchase Price by wire transfer on the day of the Closing in accordance with certain wire instructions and details, which the Seller shall send to the Buyer by separate electronic delivery prior to the Closing.

(iv) Funding Contingency. If Buyer cannot pay the Purchase Price Balance at Closing, sign the promissory Note attached hereto as Exhibit K (the “Promissory Note”) in the amount of the Purchase Price Balance.

Following Seller’s full receipt of the Purchase Price, the Seller shall execute its obligations herein and initiate the transfer of the Acquired Assets to the Buyer. Buyer’s failure to timely or fully remit the Purchase Price shall constitute a material breach of the terms of this Agreement; for which the Seller may immediately and unilaterally terminate this Agreement upon delivery of Notice of termination to the Buyer.

(d) Reconciliation.

(i) Within ninety (90) days after Closing, the Parties shall conduct a “Reconciliation” to tally the various costs borne between the Parties by the following items, as determined and applicable by the Parties: (A) any amounts required to be paid to the landlords in connection with the assignment of the Leases; (B) decreases for any cash (or cash equivalents) collected by the Seller for patient membership plans or package plan services transacted after the Closing; and (C) any outstanding or accrued royalties, advertising contributions and other fees under the Franchise Agreements, appropriate pro-rations for rent, state and local real estate taxes and transfer taxes, sales tax, service and utility contracts, any merchant card collections on account of the Businesses, balance of any security deposits held by the landlords under the Leases that transfer to the Buyer, or other expenses charged to the Buyer that are the obligations of the Seller as of and subsequent to the Closing

(collectively, the “Post Closing Adjustments”). Notwithstanding the foregoing, the gross sales received by the Seller for all patient adjustment packages or treatments sold prior to the Closing of the Transaction shall remain wholly the Seller’s gross sales. For the avoidance of doubt, there shall be no payment or compensation remitted at any time by the Seller to the Buyer for any sales proceeds collected by the Seller prior to the Closing.

(ii) The Buyer agrees that as part of the Reconciliation, it shall fully compensate the Seller for any fees incurred by the Seller related to the Lease assignments, or the transfers of the Security Deposits. The Parties shall endeavor to complete the Reconciliation within such ninety (90) day period, and if the Parties are unable to do so, the Parties shall agree to extend such period for a reasonable amount of time.

(iii) Regarding the Leases, the Buyer shall be responsible for reconciliation payment to the Seller of the current “Security Deposits” in the amounts for the Clinics listed in Schedule 4(b)(iii) attached hereto. The foregoing Security Deposits shall transfer from the Seller to the Buyer by separate lease assignment agreements, and the Buyer shall also compensate the Seller for any lease assignment fees paid by the Seller to the applicable landlords to transfer the Leases, and other related applicable lease expenditures. The Buyer acknowledges that the above recitation of Security Deposits reflects the current information in the applicable Leases, and may not reflect other fees and costs added by the applicable landlord.

(iv) Also regarding the Leases, in recognition of the fact that the applicable forty-five (45) landlords may not timely provide formal assignment approvals, the Parties agree that as a Closing condition, the Seller must obtain, with the Buyer/Guarantor’s cooperation, and at least two (2) weeks prior to the Closing, lease assignments or landlord consents for no less than thirty-eight (38) of the forty-five (45) leases (“Lease Assignment Threshold”). The term of the Lease Assignments shall be at least ten (10) years, including options. In the event the Lease Assignment Threshold is met, the Parties agree that the Closing may proceed as scheduled, and the Parties shall continue to complete the remaining lease assignments as soon as practicable (and that those applicable Clinics may transfer subsequent to the Closing). The Buyer/Guarantor agrees that it shall reasonably and timely cooperate with the Seller in securing any approvals or furnishing any information requested or required by the landlords for the Premises. In the event the Lease Assignment Threshold is not met, the following shall occur:

(A)The Parties will complete a Closing for the Clinics that have secured a Lease Assignment, and the Parties shall continue to obtain the remaining lease assignments as soon as practicable;

(B)For the Clinics that are located in a state without professional corporation requirements for the provision of chiropractic care, Seller and Buyer shall execute the management Agreement attached hereto as Exhibit K-1 (the “Management Agreement”) which shall terminate for any Clinic once a Lease Assignment is obtained and Closing occurs, and

(C)For the Clinics that are located in a state with professional corporation requirements for the provision of chiropractic care, Seller and Buyer’s P.C. shall execute the P.C. management agreement attached hereto as Exhibit K-2 (the “P.C. Management Agreement”), and Seller and Buyer shall execute the sub management agreement attached hereto as Exhibit K-3 (the “Submanager Agreement”), both of which shall terminate for any Clinic once a Lease Assignment is obtained and Closing occurs.

(v) The Parties shall cooperate to determine the amounts of the Post Closing Adjustments and shall use commercially reasonable efforts to determine amounts within sixty (60) days after the

Closing and shall reimburse the other party as necessary and as detailed below. The agreed amount of the Post Closing Adjustments shall be documented by a written calculation signed by the Parties hereto (the “Post Closing Adjustment Agreement”) no later than ninety (90) days after the Closing. Following the documentation of the written calculation, the Party owing the net of the Post Closing Adjustments shall remit such amounts to the other Party within thirty (30) days following the date of the documentation of the written calculation.

(e) Refresh Schedule. Buyer acknowledges and agrees that Buyer’s agreement to refresh the Clinics in accordance with the refresh schedule set forth in Exhibit G attached hereto is a material inducement for Seller’s agreement to execute the Franchise Agreements and this Agreement. The Refresh Schedule shall be incorporated in an amendment to the Franchise Agreements. As of September 3, 2025, capex for the remodels are estimated to be approximately Two Hundred and Forty-Eight Thousand and NO/100 Dollars ($248,000.00) not including any necessary IT upgrades.(e) Refresh Schedule. Buyer acknowledges and agrees that Buyer’s agreement to refresh the Clinics in accordance with the refresh schedule set forth in Exhibit G attached hereto is a material inducement for Seller’s agreement to execute the Franchise Agreements and this Agreement. The Refresh Schedule shall be incorporated in an amendment to the Franchise Agreements. As of September 3, 2025, capex for the remodels are estimated to be approximately Two Hundred and Forty-Eight Thousand and NO/100 Dollars ($248,000.00) not including any necessary IT upgrades.

(f) Development Agreement. Buyer agrees and acknowledges that as a condition of the Seller’s agreement to the Transaction, Buyer shall execute the Development Agreement for the development of ten (10) clinics. This additional development agreement shall be non-exclusive and have commercially reasonable terms granting Buyer the right to develop a clinic in the metropolitan statistical areas (“MSAs”) of an area agreed upon by the Parties (the “Development Area”) in accordance with the schedule shown in the table below:

Clinic	Clinic Opening Deadline
Clinic 1	Month 24
Clinic 2 and 3	Month 30 - 36
Clinic 4 and 5	Month 36 - 42
Clinic 6 and 7	Month 42 - 48
Clinic 8, 9 and 10	Month 48 - 60

5. Closing

Subject to the satisfaction or waiver of the conditions described in Sections 9 and 10, the “Closing” of the transactions described herein shall take place shall take place remotely via electronic exchange of documents which the parties agree shall be effective as of 11:59 a.m. Arizona Time on a date agreed upon by the parties, but in any event no later than November 11, 2025 or November 25, 2025 if the Financing Commitment Deadline is extended, and on the “Bill of Sale Effective Date” (defined at Exhibit H). At the Closing, Seller and shall deliver, the “Bill of Sale and Assignment,” attached hereto at Exhibit H. Following the Closing, the Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting party, and to any taxing or regulatory authority, all information, records or documents relating to tax obligations and regulatory compliance matters of Seller for all periods on or prior to the Closing, and shall preserve all such information, records and documents until the expiration of any applicable statute of limitations and extensions thereof.

6. Representations, Warranties and Covenants of Seller

Seller hereby represents and warrants to Buyer as follows, and further memorialized hereto at Exhibit I – Seller’s Certificate:

(a) Organization. Seller is a corporation duly organized and validly subsisting under the laws of the State of Delaware, and has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b) Authority. Seller is not a party to, subject to, or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. The execution, delivery and performance of this Agreement and all other documents, instruments and agreements contemplated hereby have been duly authorized by all required corporate, limited liability company or limited partnership action of Seller. All other actions (including all action required by state law and by the organizational documents of Seller) necessary to authorize the execution, delivery and performance by Seller of this Agreement, the bills of sale transferring the Acquired Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Seller. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Seller (and assuming the due execution and delivery by the other parties), this Agreement and such other documents and instruments will be the valid and legally binding obligations of Seller, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth on Schedule 6(b), no authorization, consent, approval or other order of, declaration to or filing with any third party, including any governmental body or authority is required for the approval or consummation by Seller of the transactions contemplated by this Agreement.

(c) Taxes. Seller has filed when due in accordance with all applicable laws (or properly and timely filed an extension therefor) all tax returns required under applicable statutes, rules or regulations to be filed by it. As of the time of filing, such returns were accurate and complete in all material respects. All taxes due with respect to Seller and the Acquired Assets, and all additional assessments received, have been paid. Seller is not delinquent in the payment of any such tax and none has requested any extension of time within which to file any tax return, which return has not since been filed. There are no federal, state, local or other tax liens outstanding on any of the Acquired Assets being sold hereunder.

(d) Title to and Condition of Acquired Assets. Seller has good and marketable title to (or, with respect to any Acquired Assets that are leased, a valid leasehold interest in) all of the Acquired Assets to be acquired by Buyer at the Closing, free from any liens, adverse claims, security interest, rights of other parties or like encumbrances of any nature. The Acquired Assets consisting of physical property are in good condition and working order, normal wear and tear excepted, and function properly for their intended uses. To the best of Seller’s knowledge, except as described in Schedule 6(b), no party has sold, encumbered, assigned, or transferred any assets or properties which would have been included in the Assets, except for the sale, use, or consumption of inventory in the ordinary course of business consistent with past practice.

(e) Compliance with Laws. To the best of Seller’s knowledge, except as referenced on Schedule 6(e), neither Seller nor the Businesses are in violation of, nor are they or any of them subject to any liability in respect of, any federal, state, county, township, city or municipal laws, codes, regulations or ordinances (including without limitation those relating to environmental protection, health, hazardous or toxic substances, fire or safety hazards, occupational safety, labor laws, employment discrimination, subdivision, building or zoning) with respect to the conduct of the Businesses, nor has Seller received any notices of investigation or violation pertaining to any such matters. To the best of Seller’s knowledge, Seller has, and all professional employees or agents of Seller have, all licenses, franchises, permits, authorizations or approvals from all governmental or regulatory authorities required for the conduct of the Businesses and neither Seller nor the professional employees or agents of Seller have violated any such license, franchise, permit, authorization or approval or any terms or conditions thereof.

(f) Claims Against Acquired Assets or the Businesses. To the best of Seller’s knowledge, except as referenced on Schedule 6(f), Seller represents and warrants that it has no knowledge of any action, claim, judgment, demand, lawsuit or proceeding pending, threatened against or affecting the Acquired Assets or the Businesses (or against the Seller that has or may affect the Acquired Assets or the Businesses), or relating to or arising out of, the ownership or operation of the Acquired Assets or the Businesses; including without limitation claims by employees of the Businesses or the applicable professional chiropractic entity.

(g) Employees.

i. Schedule 6(g)(i) referenced hereto contains a complete and correct list of the name, position, current rate of compensation and any vacation or holiday pay and any other compensation arrangements or fringe benefits, of each current employee of Seller or the professional chiropractic entity overseeing the clinical components at the Clinics, who is directly employed in the Businesses (collectively, the “Employees”). Buyer hereby agrees to hire (or, as applicable, to negotiate with the applicable professional chiropractic entity do the same) all of the Employees as of the Closing and pay any and all compensation due the Employees after the Closing; including, but not limited to, all base pay, hourly pay, bonuses and com-mission, vacation and sick time, and any severance obligations. Seller agrees to pay, by the Closing Date, any and all compensation due the Employees prior to the Closing; including, but not limited to, all base pay and hourly pay. Such hiring or contracting shall constitute a closing condition.

ii. Buyer will also retain an upper-level management team for the Clinics and implement a portion of the existing infrastructure to help grow Buyer’s team shown in the Organizational Chart and Business Plan attached as Schedule 6(g)(ii).

iii. For the avoidance of doubt, the Buyer agrees and acknowledges that only the incoming licensed California chiropractor operating the clinic and managing all clinical decisions may hire Doctors of Chiropractic, and that therefore, the Seller cannot exert any influence over such hiring practices or make any representations regarding such hiring decisions.

(h) Contracts. Seller has delivered to Buyer copies of the Leases. Except as set forth in Schedule 6(h), no consent or approval of any third party is required for the assignment to Buyer of any contracts that Buyer is assuming pursuant to Section 1(b).

(i) Financial Statements. Seller has delivered to Buyer the financial statements requested in the Due Diligence Request for the Businesses (collectively, the “Financial Statements”).

7. Representations and Warranties of Buyer

Buyer represents and warrants to Seller as follows, and further memorialized hereto at Exhibit K – Buyer’s Certificate:

(a) Organization of Buyer. Buyer consists of one legal entity organized and operating in the State of California, and Buyer has full power and authority to conduct its business as it is now being conducted, and to execute, deliver and perform this Agreement.

(b) Authorization. Buyer is not a party to, subject to or bound by any agreement, judgment, order, writ, injunction, or decree of any court or governmental body that prevents or impairs the carrying out of this Agreement. All actions (including all action required by state law) necessary to authorize the execution, delivery and performance by Buyer of this Agreement, the bill of sale transferring the Acquired Assets, the assignments in connection herewith and the other documents, instruments and agreements necessary or appropriate to carry out the transactions herein contemplated, have been taken by Buyer. Upon the execution of this Agreement and the other documents and instruments contemplated hereby by Buyer, this Agreement and such other documents and instruments will be the valid and legally binding obligations of Buyer, enforceable against each in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) No Consent or Approval Required. No authorization, consent, approval or other order of, declaration to or filing with any governmental body or authority, including, without limitation, with respect to environmental matters, is required for the consummation by Buyer or of the transactions contemplated by this Agreement.

(d) No Violation of Other Agreements. Neither the execution and delivery of this Agreement nor compliance with the terms and conditions of this Agreement by Buyer will breach or conflict with any of the terms, conditions or provisions of any agreement or instrument to which Buyer is or may be bound or constitute a default thereunder or result in a termination of any such agreement or instrument.

(e) Financial Capability. Buyer will have at Closing, sufficient internal funds available to pay the Purchase Price and any fees or expenses incurred by Buyer in connection with the transactions contemplated hereby.

8. Pre-Closing Events

(a) General. Pending Closing, the Parties shall use commercially reasonable efforts to take all actions that may be necessary to close the transaction in accordance with the terms of this Agreement (but Buyer shall not be required to waive any of the Buyer Closing Conditions, and Seller shall not be required to waive any of the Seller Closing Conditions).

(b) Conduct of Businesses. Pending Closing, Seller shall:

(i) operate the Businesses in the ordinary course; and

(ii) not take any affirmative action that results in the occurrence of an event of default under any contract or agreement to which Seller is a party and take any reasonable action within Seller’s control that would avoid the occurrence of such default.

(c) Access to Information. Pending Closing, Seller shall:

(i) afford Buyer and its representatives (including its lawyers, accountants, consultants and the like) reasonable access during normal business hours, but without unreasonable interference with operations, to the Seller’s books and records and other documents relating to the Businesses;

(ii) promptly respond to reasonable inquiries by Buyer and its representatives regarding Seller;

(iii) cause Seller to furnish Buyer and its representatives with all information and copies of all documents concerning Seller that Buyer and its representatives reasonably request; and

(iv) otherwise cooperate with Buyer in its due diligence activities.

(d) Notice of Developments. Pending Closing, Seller shall promptly give Notice to Buyer of:

(i) any fact or circumstance of which Seller becomes aware that causes or constitutes a material inaccuracy in or material breach of any of Seller’s representations and warranties in Section 6 as of the date of this Agreement;

(ii) any fact or circumstance of which Seller becomes aware that would cause or constitute a material inaccuracy in or material breach of any of Seller’s representations and warranties in Section 6 if those representations and warranties were made on and as of the date of occurrence or discovery of the fact or circumstance; or

(iii) the occurrence of any event of which Seller becomes aware that reasonably could be expected to make satisfaction of any Buyer Closing Condition impossible or unlikely.

(e) Supplements to Schedules. Pending Closing, Seller may supplement or correct the Schedules to this Agreement as necessary to ensure their completeness and accuracy. No supplement or correction to any Schedule or Schedules to this Agreement shall be effective, however, to cure any breach or inaccuracy in any of the representations and warranties; but if Buyer does not exercise its right to terminate this Agreement under Section 12 and closes the transaction, the supplement or correction shall constitute an amendment of the Schedule or Schedules to which it relates for all purposes of this Agreement.

9. Buyer Closing Conditions

Except as provided herein, Buyer’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “Buyer Closing Conditions”) at or prior to Closing:

(a) Seller’s representations, warranties and covenants in Section 6, as qualified or limited by any exceptions in the Schedules to Section 6, are true, correct and fulfilled on the Closing as if made at and as of Closing (other than representations and warranties that address matters as of a certain date, which were true and correct as of that date);

(b) Seller has executed and delivered all the documents, including but not limited to, the information requested by Buyer during Due Diligence, and instruments that they are required to execute and deliver or enter into prior to or at Closing;

(c) no material adverse change in the Seller’s assets, financial condition, operations, operating results or prospects relating to the Businesses has occurred since the date of this Agreement;

(d) no suit has been initiated or, to the Seller’s knowledge, threatened by a third party that challenges or seeks damages or other relief in connection with the transaction or that could have the effect of preventing, or making illegal the transaction;

(e) Seller has obtained and delivered to Buyer all consents listed on Schedule 6(b);

(f) Seller has confirmed the assignments of at least the amount of the Lease Assignment Threshold in forms reasonably acceptable to Buyer, such Lease Assignments are attached hereto as Exhibit D, and delivered such executed lease assignment documentation to Buyer (Buyer acknowledges that the Buyer shall be solely responsible for any post-Closing negotiations with the Landlord regarding any revisions or changes to the existing Lease terms) or, if the Lease Assignment Threshold is not met, Seller and Buyer have executed the Management Agreement and, if applicable, the PC Management Agreement and Submanager Agreement; and

(g) If applicable, Seller has delivered payoff letters and releases of security interests or liens from any secured lenders or lessors.

Buyer may waive any condition specified in this Section 9 by a written waiver delivered to Seller at any time prior to or at Closing.

10. Seller Closing Conditions

Seller’s obligation to close the transaction is subject to the satisfaction of each of the following conditions (the “Seller Closing Conditions”) at or prior to Closing:

(a) Buyer’s representations and warranties in Section 7 were true and correct as of the date of this Agreement and are true and correct on the Closing as if made at and as of Closing;

(b) Buyer has executed and delivered all of the documents and instruments that it is required to execute and deliver or enter into prior to or at Closing (including signing the Promissory Note if Buyer does not pay the Purchase Price Balance at Closing), and has performed, complied with or satisfied in all material respects all of the other obligations, agreements and conditions under this Agreement that it is required to perform, comply with or satisfy prior to or at Closing;

(c) no suit has been initiated or, to Buyer’s knowledge, threatened by a third party since the date of this Agreement that challenges or seeks damages or other relief in connection with the transaction or that could seek to prevent the transaction.
Seller may waive any condition specified in this Section 10 by a written waiver delivered to Buyer at any time prior to or at Closing.

11. Confidential Information; Non-Disparagement; Personal Guaranty

(a) Definitions. Wherever used in this Section 11, the term “Seller” shall refer to The Joint Corp. and any affiliate, subsidiary, or any successor or assign of Seller. Wherever used in this Section, the phrase “directly or indirectly” includes, but is not limited to, acting, either personally or as principal, owner, member, employee, independent contractor, agent, manager, partner, joint venturer, consultant, or in any other capacity or by means of any corporate or other device, or acting through the spouse, children, parents, brothers, sisters, or any other relatives, friends, invitees, agents, or associates of any of the undersigned parties. Wherever used in this Section, the term “employees” shall refer to employees of The Joint Corp.; any affiliate, subsidiary, or any successor or assign of The Joint Corp.; and any franchisee of The Joint Corp. existing as of the date of this Agreement and, to the extent allowable by law, any other person that has been an employee (as defined above) in the twelve (12) months preceding the date of this Agreement. Whenever used in this Section, the term “Confidential Information” shall be defined as provided in the Franchise Agreements, which provisions are hereby incorporated by reference and shall expressly further include any audio or video recordings possessed by Seller of conversations between Seller’s employees and both Seller. “Confidential Information” shall also include the terms of this Agreement, and any related communications or negotiations thereto; unless the disclosure of such information shall be required of the Parties for the purposes of tax or legal disclosures.

(b) Consideration. The undersigned parties acknowledge that consideration for this Agreement has been provided and is adequate.

(c) Need for this Agreement. The undersigned parties recognize that in the highly competitive business in which Seller and its affiliates and franchisees are engaged, preservation of Confidential Information is crucial and personal contact is important in securing new franchisees and employees, and retaining the goodwill of present franchisees, employees, customers, and suppliers. Personal contact is a valuable asset and is an integral part of protecting the business of Seller.

(d) Confidential Information. Buyer agrees at all times following the date of this Agreement, to hold the Confidential Information in the strictest confidence and not to use such Confidential Information for Buyer’s personal benefit, or the benefit of any other person or entity other than Seller, Guarantor, and Buyer and its employees, affiliates, agents, and officers, or disclose it directly or indirectly to any person or entity without Seller’s express authorization or written consent. Buyer fully understands the need to protect the Confidential Information and all other confidential materials and agree to use all reasonable care to prevent unauthorized persons from obtaining access to Confidential Information at any time.

(e) Tolling. To ensure that Seller will receive the full benefit of this Section 11, the provisions of Subsections (e) and (f) of this Section 11 will shall be extended by a length of time equal to (i) the period during which Buyer is in violation of Buyer’s agreements under such Subsections, and (ii) without duplication, any period during which litigation that Seller institutes to enforce the Buyer’s agreements under such Subsections is pending (to the extent that Buyer is in violation of Buyer’s agreements under such Subsections during this period).

(f) Non-Disparagement. Each of the Parties expressly covenant and agree not to make any false representations, or to defame, disparage, discredit or deprecate any of the other Parties or otherwise communicate with any person or entity in a manner intending to damage any of the other Parties, the business conducted by any of the other Parties, or the reputation of any of the other Parties. For purposes of clarity, the obligations in this Section apply to all methods of communications, including the making of statements or representations through direct verbal or written communication as well as the making of statements or representations on the Internet, through social media sites or through any other verbal, digital or electronic method of communication. The obligations in this Section also prohibit the Parties from indirectly violating this Section by influencing or encouraging third parties to engage in activities that would constitute a violation of this Section if conducted directly by one of the Parties.

(g) Personal Guaranty. The Guarantor personally and unconditionally agrees to perform and keep of this Agreement, each and every covenant, obligation, payment, agreement, and undertaking on the part of Guarantor in this Agreement (“Guaranty”). The Guarantor consents and agrees that: (1) the direct and immediate liability under this Guaranty shall be joint and several; (2) Guarantor will make any payment or render any performance required under the Agreement on demand if Guarantor fails or refuses to do so when required; (3) the Guarantor’s liability will not be contingent or conditioned on our pursuit of any remedies against Guarantor or any other person or legal entity; (4) the Guarantor’s liability will not be diminished, relieved or otherwise affected by any extension of time, credit or other indulgence which the Seller may from time to time grant to Guarantor or to any other person or legal entity, including without limitation, the acceptance of any partial payment or performance, or the compromise or release of any claims; and (5) this Guaranty will continue and be irrevocable and incorporated into this Agreement at all periods, and afterward for so long as the Guarantor has any obligations under this Agreement. If the Seller is required to enforce this Guaranty in a judicial proceeding or defense of a claim or action, the Seller will be entitled to reimbursement of its reasonable costs and expenses, including, but not limited to, reasonable accountants’, attorneys’, attorneys’ assistants’, mediation, arbitrators’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If the Seller is required to engage legal counsel in connection with any failure by the Guarantor to comply with this Guaranty, the Guarantor agrees upon receipt of written demand to reimburse the Seller for any of the above-listed costs and expenses incurred by the Seller or its affiliates, employees, insurance carriers, contractors, directors, attorneys, agents, or other representatives.

12. Termination

(a) This Agreement may be terminated by Buyer, upon Notice to Seller, if prior to or at Closing:
(i) Seller defaults in the performance of any of their material obligations under this Agreement and the default is not cured within five (5) business days after Buyer gives Notice of the default to Seller;
(ii) the Lease Assignments Threshold is not met;
(iii) any Seller Closing Condition is not satisfied as of the Closing Date, or satisfaction of any Seller Closing Condition is or becomes impossible (other than as a result of Buyer’s breach of or failure to perform its obligations under this Agreement), and Buyer does not waive satisfaction of the condition; or
(iv) Closing does not occur on or before November 11, 2025 or November 25, 2025 if the Financing Commitment Deadline is extended (other than as a result of Buyer’s breach of or failure to perform its obligations under this Agreement).
(b) This Agreement may be terminated by Seller, upon Notice to Buyer, if prior to or at Closing:
(i) Buyer fails to obtain proof of funds or a binding financing commitment by the Financing Commitment Deadline;

(ii) Buyer does not provide comments to this Agreement, if any, on or before October 27, 2025 or November 8, 2025 if the Financing Commitment Deadline is extended;
(iii) Buyer defaults in the performance of any of its material obligations under this Agreement and the default is not cured within five (5) Business Days after Seller gives Notice of the default to Buyer;
(iv) the Lease Assignment Threshold is not met;
(v) any Buyer Closing Condition is not satisfied as of the Closing Date, or satisfaction of any Buyer Closing Condition is or becomes impossible (other than as a result of Seller’s breach of or failure to perform its obligations under this Agreement) and Seller does not waive satisfaction of the condition; or
(vi) Closing has not occurred by November 11, 2025 (other than as a result of Seller’s breach of or failure to perform their obligations under this Agreement); or
(c) The Parties agree to terminate this Agreement.
(d) The right of termination under this Section 12 is in addition to any other rights that a party may have under this Agreement or otherwise, and a party’s exercise of its right of termination shall not be considered an election of remedies. Notwithstanding the termination of this Agreement pursuant to this Section 12, the Parties’ confidentiality obligations under Section 11(g) shall survive termination and continue indefinitely.

13. Indemnification of Buyer

(a) Subject to Sections 15 and 16, Seller agrees to indemnify the Buyer against, and hold Buyer harmless from:

(i) and any loss, liability, damage, cost or expense, including reasonable attorneys’ fees, expert witness fees, court expenses, travel costs, and cost of investigation (“Loss”) that Buyer may suffer or incur that is caused by, arises out of or relates to the Acquired Assets, or the Seller’s operation of the Businesses prior to the Closing, or arising from or related to the Seller’s inaccuracy in, or breach of any representation and warranty by Seller in Section 6 of this Agreement;

(ii) any Loss that Buyer may suffer or incur that is caused by, arises out of or relates to Seller’s negligence, breach of or failure to perform any of their covenants and obligations in this Agreement in any material respect; or

(iii) any Loss that Buyer may suffer or incur that is caused by, arises out of or relates to the assertion against Buyer of an Excluded Liability.
(b) Claims asserted by the Buyer under subsections 13(a)(i), (ii) and (iii) above are hereinafter referred to as Buyer’s “Indemnification Claim(s).”

(c) The benefit of Seller’s indemnification obligations under this Section 13 shall extend to the Buyer Parties.

14. Indemnification of Seller

(a) Subject to Sections 15 and 16, Buyer agrees to indemnify Seller against, and hold each of them harmless from:

(i) any Loss that Seller may suffer or incur that is caused by, arises out of or relates to any inaccuracy in or breach of any representation and warranty by Buyer in Section 7 of this Agreement;
(ii) any Loss that Seller may suffer incur that is caused by, arises out of or relates to Buyer’s negligence, breach of or failure to perform any of its obligations in this Agreement in any material respect; or
(iii) any Loss that Seller may suffer or incur that is caused by, arises out of or relates to Buyer’s operation of the Businesses on or after Closing.
(b) Claims asserted by Seller under subsections 14(a)(i), (ii) and (iii) above are hereinafter referred to as Seller’s “Indemnification Claim(s).”
(c) The benefit of Buyer’s indemnification obligation under this Section 14 shall extend to the Seller Parties.

15. Indemnification Threshold and Cap

(a) In respect of Buyer’s assertion of an Indemnification Claim under Section 13(a), Buyer shall not be entitled to indemnification until the aggregate amount for which indemnification is sought exceeds $5,000.00. If this threshold is reached, Buyer may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 13(a) without regard to any threshold. The maximum aggregate amount for which Buyer may assert Indemnification Claims, including any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation, shall be Two Million, Two Hundred and Fifty Thousand and 00/100 US Dollars ($2,250,000) (“Indemnification Cap” with respect to this Section 15(a) and Section 15(b)).

(b) In respect of Seller’s assertion of an Indemnification Claim under Section 14(a), Seller shall not be entitled to indemnification until the aggregate amount for which indemnification is sought collectively exceeds $5,000.00. If this threshold is reached, Seller may assert an Indemnification Claim for the full amount of the claim (going back to the first dollar) and may assert any subsequent Indemnification Claim under Section 14(a) without regard to any threshold. The maximum aggregate amount for which Seller may assert Indemnification Claims shall not exceed the Indemnification Cap, except that any Loss caused by, arising out of or relating to any fraud or intentional misrepresentation, shall not be subject to the Indemnification Cap.

(c) In no event shall any indemnifying party hereunder be liable to any indemnified party hereunder for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(d) Payments by an indemnifying party hereunder in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the indemnified party hereunder in respect of any such claim. The indemnified party hereunder shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(e) Notwithstanding the foregoing, the Indemnification Cap shall not be implicated, waived or reduced if a party’s applicable insurance coverage provides coverage and/or insurance proceeds in relation to, or in the defense or settlement of, an Indemnification Claim.

16. Survival

(a) An Indemnification Claim under Sections 13(a) and 14(a) may be asserted at any time prior to the fifth (5th) anniversary following the Closing, with the exception that:
(i) an Indemnification Claim under Section 13(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Section 6(c) (“Taxes”) may be asserted at any time prior to the expiration of the applicable statute of limitation; and
(ii) an Indemnification Claim under Section 13(a)(i) in respect of any inaccuracy in or breach of any of the representations and warranties in Sections 6(b) (“Authority”) and 6(d) (“Title to and Condition of Acquired Assets”), may be asserted at any time without limit, but only as to Indemnification Claims related to title to Acquired Assets, not the condition of Acquired Assets.
(b) An Indemnification Claim under Sections 13(a)(ii) and (iii) and Sections 14(a)(ii) and (iii) may be asserted at any time prior to ninety (90) days after the expiration of the applicable statute of limitation.

17. Notice of Indemnification Claim

(a) The indemnified party may assert an Indemnification Claim by giving Notice of the Indemnification Claim to the indemnifying party. The indemnified party’s Notice shall provide reasonable detail of the facts giving rise to the Indemnification Claim and a statement of the indemnified party’s Loss or an estimate of the Loss that the indemnified party reasonably anticipates that it will suffer. The indemnified party may amend or supplement its Indemnification Claim at any time, and more than once, by Notice to the indemnifying party.

(b) If or to the extent that the Indemnification Claim is not in respect of a Third-Party Suit, Section 18 shall apply. If or to the extent that the Indemnification Claim is in respect of a Third-Party Suit, Section 19 shall apply.

18. Resolution of Claims

(a) If the indemnifying party does not object to an Indemnification Claim during the thirty (30)-day period following receipt of the indemnified party’s Notice of its Indemnification Claim, the indemnified party’s Indemnification Claim shall be considered undisputed, and the indemnified party shall be entitled to recover the actual amount of its indemnifiable loss from the indemnifying party, subject to the Indemnification Cap.

(b) If the indemnifying party gives Notice to the indemnified party within the thirty (30)-day objection period that the indemnifying party objects to the indemnified party’s Indemnification Claim, the indemnifying party and the indemnified party shall attempt in good faith to resolve their differences during the thirty (30)-day period following the indemnified party’s receipt of the indemnifying party’s Notice of its objection. If they fail to resolve their disagreement during this 30-day period, either party may seek remedy in a state or federal court in Maricopa County, Arizona in accordance with Section 34 below.

19. Third Party Suits

(a) Indemnified party shall promptly give Notice to indemnifying party of any suit, demand, or claim by a third person against indemnified party, for which indemnified party is entitled to indemnification under Section 13(a) or Section 14(a) (a “Third Party Suit”), which may be given by Notice of an Indemnification Claim in respect of the Third-Party Suit. Indemnified party’s failure or delay in giving this Notice shall not relieve indemnifying party from its indemnification obligation under this Section 19(a) in respect of the Third-Party Suit, except to the extent that indemnifying party suffers or incurs a loss or is prejudiced by reason of indemnified party’s failure or delay.

(b) The indemnifying party shall have the right to participate in, or by giving Notice to the indemnified party, to assume the defense of any Third-Party Suit at the indemnifying party’s expense and by the indemnifying party’s own counsel, and the indemnified party shall cooperate in good faith in such defense. If the indemnifying party assumes the defense of any Third-Party Suit, subject to Section 19(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Suit in the name and on behalf of the indemnified party. The indemnified party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Suit with counsel selected by it subject to the indemnifying party’s right to control the defense thereof. If the indemnifying party elects not to compromise or defend such Third-Party Suit or fails to promptly notify the indemnified party in writing of its election to defend as provided in this Agreement, the indemnified party may, subject to Section 19(c), pay, compromise, defend such Third-Party Suit and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Suit. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Suit, including making available records relating to such Third-Party Suit and furnishing to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Suit.

(c) Notwithstanding any other provision of this Agreement, the indemnifying party shall not enter into settlement of any Third-Party Suit without the prior written consent of the indemnified party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 19(c). If a firm offer is made to settle a Third-Party Suit without leading to liability or the creation of a financial or other obligation on the part of the indemnified party and provides, in customary form, for the unconditional release of each indemnified party from all liabilities and obligations in connection with such Third-Party Suit and the indemnifying party desires to accept and agree to such offer, the indemnifying party shall give Notice to that effect to the indemnified party. If the indemnified party fails to consent to such firm offer within ten (10) business days after its receipt of such Notice, the indemnified party may continue to contest or defend such Third-Party Suit and in such event, the maximum liability of the indemnifying party as to such Third-Party Suit shall not exceed the amount of such settlement offer. If the indemnified party fails to consent to such firm offer and also fails to assume defense of such Third-Party Suit, the indemnifying party may settle the Third-Party Suit upon the terms set forth in such firm offer to settle such Third-Party Suit. If the indemnified party has assumed the defense pursuant to Section 19(b), it shall not agree to any settlement without the written consent of the indemnifying party (which consent shall not be unreasonably withheld or delayed).

(d) Indemnified party’s failure to defend a Third-Party Suit shall not relieve indemnifying party of its indemnification obligation under Section 13 or Section 14 of this Agreement if indemnified party gives indemnifying party at least thirty (30) days’ prior Notice of indemnified party’s intention not to defend the Third-Party Suit and affords indemnifying party the opportunity to assume the defense without having to satisfy the conditions in Section 19(c) for assuming the defense.

20. Damages

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, EACH OF THE PARTIES WILL BE LIABLE TO THE OTHER ONLY FOR ANY DIRECT DAMAGES ARISING OUT OF OR RELATING TO ITS PERFORMANCE OR FAILURE TO PERFORM ITS OBLIGATIONS UNDER THIS AGREEMENT. UNDER NO CIRCUMSTANCES WILL A PARTY BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE, LIQUIDATED, OR INCIDENTAL DAMAGES, OR CLAIMS FOR LOST PROFITS, LOST REVENUES OR LOSS OF USE, ARISING FROM OR RELATED TO THE BUSINESSES, THE PREMISES, THE ASSETS, , OR OTHER SUBJECT MATTERS RELATING TO, OR ARISING FROM, THIS AGREEMENT.

21. Expenses

Each party shall pay its own expenses in connection with the negotiation and preparation of this Agreement and the Closing of this transaction, including the process of determining and paying the amount of the Post Closing Adjustments under Section 4(d) above. In the event of termination of this Agreement prior to Closing pursuant to Section 12, each Party’s obligation to pay its own expenses shall be subject to any right of recovery as a result of a default under this Agreement by the other party.

22. Schedules

Nothing in any Schedule to Section 6 shall be considered adequate to constitute an exception to the related representation and warranty in Section 6 unless the Schedule describes the relevant facts in reasonable detail. Any exception in a Schedule to Section 6 shall be considered an exception to any other representation and warranty in Section 6 to which the exception relates if it is reasonably apparent on its face that the exception in question relates to such other representation and warranty.

23. Parties’ Review

Any knowledge acquired by a party (or that should have been or could have been acquired) as a result of any due diligence or other review or investigation in connection with the negotiation and execution of this Agreement and the Closing of the transaction shall not limit that party’s right to rely on the other party’s representations and warranties in this Agreement or circumscribe that party’s entitlement to indemnification under this Agreement.

24. Publicity

Any public announcement or similar publicity regarding this Agreement or the transaction shall be issued only as, when and in the manner and form that Seller determines.

25. Notices

(a) All notices under this Agreement shall be in writing and sent by certified or registered mail, overnight messenger service, or personal delivery (“Notice”), as follows:

(i) if to Buyer, or in the care of:
            Gadi Emein
Email: Gadiemein@gmail.com

with a required copy to: Michael Aminpour

            Email Shall Suffice To: Michael@elitefamilymedicine.com

(ii) if to Seller, to:
The Joint Corp.
16767 N. Perimeter Dr. Suite 110
Scottsdale, AZ 85260
Attention: Craig Sherwood
craig.sherwood@thejoint.com

with a required copy to:
The Joint Corp.
16767 N. Perimeter Dr. Suite 110
Scottsdale, AZ 85260
Attention: Andra Terrell, SVP-Legal
andra.terrell@thejoint.com and notices@thejoint.com

(b) A Notice sent by certified or registered mail shall be considered to have been given five business days after being deposited in the mail. A Notice sent by overnight courier service or personal delivery shall be considered to have been given when actually received by the intended recipient. A party may change its address for purposes of this Agreement by Notice in accordance with this Section 25.

26. Further Assurances and Cooperation

(a) The Parties agree to (i) furnish to one another other such further information, (ii) execute and deliver to one another such further documents and (iii) do such other acts and things that any party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to in this Agreement. The Parties acknowledge that Seller may be required to conduct audits of the financial statements of the businesses operated using the Acquired Assets, and the Buyer agrees to cooperate with Seller and to provide it with any information reasonably available to the Buyer to assist Seller and its representatives in conducting such audits. For ninety (90) days following the Closing, Buyer shall provide to Seller such assistance as Seller reasonably requests to help ensure a smooth and orderly transition of ownership of the Business.

(b) The Parties acknowledge that Seller is a publicly traded company and may be required by applicable laws and regulations to include financial statements and information relating to the Business and this Agreement in its financial statements, and Seller may be required to perform audits of the Business’ financial statements. Accordingly, during the period prior to Closing, the Buyer agrees to cooperate with Seller and to provide it with any information reasonably available to the Buyer to assist Seller and its representatives in obtaining such financial statements, conforming such financial statements to applicable accounting standards and conducting such audits (“Section 26(b) Duties”). Such information includes, but is not limited to, the financial books, records and work papers of Buyer.

27. Waiver

The failure or any delay by any party in exercising any right under this Agreement or any document referred to in this Agreement shall not operate as a waiver of that right, and no single or partial exercise of any right shall preclude any other or further exercise of that right or the exercise of any other right. All waivers shall be in writing and signed by the party to be charged with the waiver, and no waiver that may be given by a party shall be applicable except in the specific instance for which it is given.

28. Entire Agreement

This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (together with (a) the Exhibits, (b) the Schedules and (c) the Parties’ Closing Documents) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement signed by the party to be charged with the amendment.

29. Assignment

No party may assign any of its rights under this Agreement without the prior written consent of the other party.

30. No Third-Party Beneficiaries

Nothing in this Agreement shall be considered to give any person other than the parties any legal or equitable right, claim or remedy under or in respect of this Agreement or any provision of this Agreement. This Agreement and all of its provisions are for the sole and exclusive benefit of the parties and their respective successors, permitted assigns, heirs and legal representatives.

31. Construction

(a) All references in this Agreement to “Section” or “Sections” refer to the corresponding section or sections of this Agreement.

(b) All words used in this Agreement shall be construed to be of the appropriate gender or number as the context requires.

(c) Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

(d) The captions of articles and sections of this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

32. Severability

The invalidity or unenforceability of any term or provision, or part of any term or provision, of this Agreement shall not affect the validity and enforceability of the other terms and provisions of this Agreement, and this Agreement shall be construed in all respects as if the invalid or unenforceable term or provision, or part, had been omitted. In the event that any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable because it is too broad, such provision shall be interpreted to be only as broad as is enforceable.

33. Counterparts

This Agreement may be signed in any number of counterparts (including by facsimile or portable document format (pdf)), all of which together shall constitute one and the same instrument.

34. Governing Law

This Agreement shall be governed by the Laws of the State of Arizona, without giving effect to any choice of law provision or rule (whether of the State of Arizona or any other state) that would cause the laws of any state other than the State of Arizona to govern this Agreement. The Parties agree that any appropriate state or federal court located in Maricopa County, Arizona has exclusive jurisdiction over any dispute arising under or in connection with this Agreement and is the proper forum in which to adjudicate the case or controversy; provided, however, that notwithstanding the foregoing any action initiated by TJC may, at TJC’s election, be brought in any jurisdiction where Buyer is domiciled or that has jurisdiction over Buyer. The Parties hereto irrevocably submit to the jurisdiction of, and venue in, any such court, and hereby waive any objection or defense thereto. THE PREVAILING PARTY, UPON DELIVERY OF WRITTEN DEMAND TO THE NON-PREVAILING PARTY, SHALL BE ENTITLED TO FULL COMPENSATION OF ITS FEES AND EXPENSES (INCLUDING WITHOUT LIMITATION, ATTORNEYS’ FEES, COURT AND EXPERT WITNESS FEES, TRAVEL EXPENSES, AND RELATED REASONABLE EXPENSES INCURRED IN SUCH ACTION).

35. No Multi-Party Actions

The Buyer Parties hereby waives the right to initiate or participate in a class, consolidated or multi-party action in any forum against The Seller Parties, including without limitation, any suits, actions, arbitrations or other type of disputes, and waive the right to seek or collect any damages, including but not limited to, punitive, consequential and special damages in any forum, including in arbitration or by any forum. The Buyer Parties hereby further waive the right, if any, of any association or membership group to assert claims on its behalf in any action. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, THE BUYER PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO ASSERT ANY CLAIMS AGAINST THE SELLER PARTIES AS A REPRESENTATIVE OR MEMBER OF ANY CLASS ACTION, REPRESENTATIVE ACTION, JOINT ACTION, SINGLE ACTION, OR ARBITRATION. THE BUYER PARTIES HEREBY ACKNOWLEDGE AND CERTIFY TO THE SELLER PARTIES (A) THAT THE BUYER PARTIES HAVE CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (B) THAT THE BUYER PARTIES MAKE THIS WAIVER VOLUNTARILY, AND (C) THAT THE BUYER PARTIES HAVE BEEN INDUCED IN GOOD FAITH TO ENTER INTO THIS AGREEMENT.

36. Counsel
The Parties hereto have been represented by separate counsel of their choice in connection with the preparation and execution of this Agreement, or such persons have elected to not be represented by counsel. Accordingly, this Agreement shall be construed only in accordance with its fair meaning.

37. Binding Effect
This Agreement shall apply to, be binding in all respects upon and inure to the benefit of parties and their respective heirs, legal representatives, successors and permitted assigns.

38. Fully Informed Parties and Capacity

The Parties have been represented in the negotiations for and in the preparation of this Agreement by counsel of their own choosing; they have reviewed and understand the provisions of this Agreement; they have had it fully explained to them by their counsel; and they are fully aware of and understand its contents and its legal effect. Each Party acknowledges that it enters into this Agreement freely and voluntarily and is not acting under coercion, duress, economic compulsion, nor is entering into this Agreement because of any supposed disparity in bargaining power; rather, each party is freely and voluntarily signing this Agreement for its own benefit. Furthermore, each of the individuals signing this Agreement represents and warrants that he or she has full power and authority to bind the Party identified above his or her name.

39. Specific Performance

The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (including if the Parties fail to take such actions as are required to consummate the transactions contemplated hereby) or were otherwise breached. Each Party hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the courts described in Section 34 without proof of actual damages, in addition to any other remedy to which it is entitled at law or in equity. No Party will oppose the granting of an injunction, specific performance, or other equitable relief provided herein on the basis that the other Party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. No other party or any other person or legal entity shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument. The right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, neither party would have entered into this Agreement.

[SIGNATURES FOLLOW BELOW]

IN WITNESS WHEREOF, the Parties hereto affix their signatures and execute this Asset Purchase Agreement as of the Effective Date.

“BUYER”		“SELLER”
ELITE CHIRO GROUP, a California corporation		THE JOINT CORP., a Delaware corporation liability company

Sign:	/s/ Gadi Emein	Sign:	/s/ Sanjiv Razdan
Print:	Gadi Emein	Print:	Sanjiv Razdan
Title:	Buyer	Title:	Chief Executive Officer
Date:	November 3, 2025	Date:	November 2, 2025

“GUARANTOR”		Sign:	/s/ Scott Bowman
Gadi Emein, an individual		Print:	Scott Bowman
		Title:	Chief Financial Officer
Sign:	/s/ Gadi Emein	Date:	November 3, 2025
Print:	Gadi Emein
Date:	November 3, 2025

ACKNOWLEDGED AND ACCEPTED BY THE “PC”:

FENTON CHIROPRACTIC CORPORATION OF CALIFORNIA, a California professional service corporation

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